UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2019

DELCATH SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-16133	06-1245881
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1633 Broadway, Suite 22C, New York, New York 10019

(Address of principal executive offices) (Zip Code)

(212) 489-2100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	DCTH	OTC Pink

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

As part of its continuing efforts to simplify its capital structure, on June 6, 2019, Delcath Systems, Inc. (the “Company”) entered into an agreement (the “Purchase Agreement”) with Rosalind Opportunities Fund I LP and Rosalind Master Fund LP (together, the “Warrant Sellers”), pursuant to which the Warrant Sellers agreed to transfer and surrender to the Company for cancellation certain warrants (the “Warrants”) to purchase shares of common stock of the Company held by the Warrant Sellers, including stock purchase warrants which the Company did not have the right to repurchase. Under the terms of the Purchase Agreement, the Warrant Sellers agreed to defer the payment of the purchase price for the Warrants and, accordingly, the Company agreed to sell and issue to the Warrant Sellers 8% Senior Secured Promissory Notes (“Notes”) in an aggregate principal amount of $2 million (the “Subscription Amount”) in full payment and satisfaction of the purchase price for the Warrants. The Warrants consist of (i) Warrants to purchase 53,374,624 shares of common stock of the Company at a purchase price of $0.01 per share, issued by the Company on June 4, July 20 and August 29, 2018, (ii) Warrants to purchase 1,901,993 shares of common stock of the Company at a purchase price of $4.00 per share, issued by the Company on June 4 and July 20, 2018 and (iii) warrants to purchase 2,021,410 shares of common stock of the Company at a purchase price of $1.75 per share, issued by the Company on August 29, 2018.

The Company’s obligations under the Notes are secured by a lien on substantially all of the assets of the Company and each of its subsidiaries. Each subsidiary of the Company is a guarantor of the Company’s obligations under the Notes.

The Notes bear interest at the rate of 8% per annum and accrued interest is payable thereunder on a quarterly basis, in arrears, commencing in the second quarter of 2019. The outstanding principal amount of the Notes and all accrued and unpaid interest thereon is due and payable on June 6, 2021.

Closing of the transactions contemplated by the Purchase Agreement is subject to the satisfaction or waiver of various closing conditions, including, but not limited to, the requirement that the Company consummate an equity financing transaction or transactions, by no later than June 21, 2019, from which the Company receives gross cash proceeds of at least $20 million, excluding any conversion of existing indebtedness of the Company into securities of the Company (an “Approved Financing”).

The Company is entitled to prepay the Notes, without penalty, upon prior notice to the Warrant Sellers. The Company is required to prepay the Notes with the net proceeds received by the Company from any offering of equity shares or debt in respect of which the Company receives net proceeds of at least $10 million, other than an Approved Financing. The Company is also required to prepay the Notes in full upon the occurrence of a change in control transaction. Unless waived by the Warrant Sellers, the Company must prepay the Notes out of the net proceeds from any sale of material assets or with any cash received by the Company in connection with its entry into certain types of commercial agreements relating to the distribution, sale, promotion or regulatory approval of the Company’s product.

From the date of the Purchase Agreement until 60 days after the closing of the transactions contemplated by the Purchase Agreement, the Company is prohibited from effecting, or entering into an agreement to effect, certain issuances or sales of debt or equity securities of the Company, other than in respect of an Approved Financing.

In addition to the foregoing, the Purchase Agreement contains customary representations, warranties and covenants, as well as events of default customary for transactions of this type.

Item 2.03	Creation of a Direct Financial Obligation.

The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

DELCATH SYSTEMS, INC.

Date: June 11, 2019	By:	/s/ Jennifer K. Simpson
Name: Jennifer K. Simpson
Title: President & Chief Executive Officer